Exhibit 99.1

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended
	May 4, 2019	May 5, 2018

Net sales	$5,808.7	$5,553.7

Cost of sales	4,081.5	3,854.1

Gross profit	1,727.2	1,699.6
	29.7%	30.6%

Selling, general & administrative expenses	1,341.7	1,262.0
	23.1%	22.7%

Operating income	385.5	437.6
	6.6%	7.9%

Interest expense, net	41.4	230.0
Other expense, net	0.2	0.2

Income before income taxes	343.9	207.4
	5.9%	3.7%

Provision for income taxes	76.0	46.9
Income tax rate	22.1%	22.6%

Net income	$267.9	$160.5
	4.6%	2.9%

Net earnings per share:
Basic	$1.13	$0.68
Weighted average number of shares	238.0	237.5

Diluted	$1.12	$0.67
Weighted average number of shares	239.1	238.5

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	May 4,	February 2,	May 5,
	2019	2019	2018

Cash and cash equivalents	$725.8	$422.1	$475.2
Merchandise inventories	3,325.5	3,536.0	3,248.2
Other current assets	194.8	335.2	318.6
Total current assets	4,246.1	4,293.3	4,042.0

Property, plant and equipment, net	3,525.0	3,445.3	3,249.7
Restricted cash	24.7	24.6	—
Operating lease right-of-use assets	6,111.0	—	—
Goodwill	2,295.9	2,296.6	5,024.2
Favorable lease rights, net	—	288.7	354.9
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Other assets	51.6	52.7	56.3

Total assets	$19,354.3	$13,501.2	$15,827.1

Current portion of long-term debt	$750.0	$—	$—
Current portion of operating lease liabilities	1,215.9	—	—
Accounts payable	1,186.5	1,416.4	1,181.5
Income taxes payable	125.2	60.0	81.7
Other current liabilities	701.7	619.3	654.0
Total current liabilities	3,979.3	2,095.7	1,917.2

Long-term debt, net, excluding current portion	3,516.9	4,265.3	5,040.1
Operating lease liabilities, long-term	4,849.5	—	—
Unfavorable lease rights, net	—	78.8	94.5
Deferred income taxes, net	954.2	973.2	976.2
Income taxes payable, long-term	35.8	35.4	42.5
Other liabilities	262.7	409.9	400.9

Total liabilities	13,598.4	7,858.3	8,471.4

Shareholders' equity	5,755.9	5,642.9	7,355.7

Total liabilities and shareholders' equity	$19,354.3	$13,501.2	$15,827.1

The February 2, 2019 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	13 Weeks Ended
	May 4,	May 5,
	2019	2018

Cash flows from operating activities:
Net income	$267.9	$160.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	151.2	151.5
Provision for deferred income taxes	3.0	(9.0)
Amortization of debt discount and debt-issuance costs	1.6	49.7
Other non-cash adjustments to net income	33.4	33.6
Loss on debt extinguishment	—	114.7
Changes in operating assets and liabilities	157.0	(113.4)
Total adjustments	346.2	227.1
Net cash provided by operating activities	614.1	387.6

Cash flows from investing activities:
Capital expenditures	(209.2)	(180.9)
Proceeds from governmental grant	16.5	—
Proceeds from (payments for) fixed asset disposition	0.3	(0.2)
Net cash used in investing activities	(192.4)	(181.1)

Cash flows from financing activities:
Proceeds from long-term debt, net of discount	—	4,775.8
Principal payments for long-term debt	—	(5,432.7)
Debt-issuance and debt extinguishment costs	—	(155.3)
Proceeds from revolving credit facility	—	50.0
Repayments of revolving credit facility	—	(50.0)
Proceeds from stock issued pursuant to stock-based compensation plans	5.8	4.6
Cash paid for taxes on exercises/vesting of stock-based compensation	(23.3)	(21.2)
Payments for repurchase of stock	(100.0)	—
Net cash used in financing activities	(117.5)	(828.8)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.4)	(0.3)
Net increase (decrease) in cash, cash equivalents and restricted cash	303.8	(622.6)
Cash, cash equivalents and restricted cash at beginning of period	446.7	1,097.8
Cash, cash equivalents and restricted cash at end of period	$750.5	$475.2